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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between INLAND RESOURCES INC. (hereinafter referred to as "Employer") and MARC MACALUSO (hereinafter referred to as "Employee").

         WHEREAS, Employer desires to employ Employee as its Chief Executive Officer/Chief Operating Officer and Employee desires to accept such employment; and

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee to serve as the Chief Executive Officer/Chief Operating Officer of Employer and otherwise at the direction of the Board of Directors.

         2. DUTIES. During his employment, Employee shall devote all of his working time, energies and skills to the management of Employer's business. Employee agrees to serve Employer diligently and to the best of his ability. Employee shall render services consistent with those of a person in his position and shall perform all duties incident to such office and all such further similar duties that may, from time to time, be assigned to him by Employer. Employee's duties include finding further business opportunities for Employer and Employee agrees to bring to Employer for acceptance or rejection all business opportunities located by or made available to Employee.

         3. COMPENSATION. Employee's compensation for services performed under this Agreement shall be as follows:


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         (a) Base Salary. Employer shall pay Employee a base salary ("Base
Salary") of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per year, commencing effective February 1, 2001. In addition, the Board of Directors of Employer shall, in good faith, consider granting increases in such salary based upon such factors as Employee's performance and the growth and/or profitability of Employer, but it shall have no obligation to grant any such increases in compensation. Such Base Salary shall be payable in equal monthly installments, or at such other times and in such installments as may be agreed upon between Employer and Employee. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

         (b) Bonus. In addition to the Base Salary, Employee shall be eligible to receive a bonus of up to $50,000 per year contingent upon the performance of Employer reaching or exceeding the performance targets set by the Board of Directors of Employer. Employer shall set the performance targets for each year of the term of this Agreement at the same time that the Board of Directors approves the budget for the year. The performance target for the first year are set forth on Exhibit A.

         4. AGREEMENT TO GRANT OPTIONS. Employer hereby grants to Employee, effective the date of execution of this Agreement, an option to purchase certain shares of Common Stock of Employer at the price and at the terms set forth herein.

         (a) 90,000 shares of Common Stock of Employer at the closing price of Employer's Common Stock effective February 1, 2001 (the "Exercise Price"); and

         (b) 60,000 shares of Common Stock of Employer at 175% of the Exercise Price. One twelfth (1/12) of such options shall vest on March 1, 2001, with a like amount vesting on June 1, September 1, and December 1 of each year during the term of this Agreement as provided for herein. All options granted hereunder must be exercised within the Exercise Period, regardless


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of whether Employee subsequently voluntarily leaves the employment of Employer or is terminated with or without "Cause" (as hereinafter defined). The Exercise Period will be, if Employer remains a publicly traded company, a period beginning with the date of the vesting of the first options and ending five years after the last options are vested. If Employer ceases to be a publicly traded company at any time during the Exercise Period, the Exercise Period will end at either five years from the date Employer again becomes a publicly traded company or the date upon which substantially all of the assets of Employer are sold. Employer will concurrently with execution of this Agreement prepare an Option Agreement incorporating these terms and such other standard terms as have been contained in prior options or warrants granted to Employee. In the event Employer issues any additional shares of Common Stock, the options granted under Sec. 4(a) above, shall be increased by the product of multiplying (i) the number of shares then subject to such grant, and (ii) the quotient created by dividing the number of shares outstanding immediately after such issuance by the number of shares outstanding immediately before such stock issuance, the number of options so increased shall have an exercise price equal to the price at which such additional shares were issued by Employer.

         5. EXPENSES AND BENEFITS. Employee is authorized to incur reasonable expenses in connection with the business of Employer, including expenses for entertainment, travel and similar matters. Employer will reimburse Employee for such expenses upon presentation by Employee of such accounts and records as Employer shall, from time to time, require. Employer also agrees to provide Employee with the following benefits:

         (a) Employee Benefit Plans. Employee shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable


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thereto. Such additional benefits shall include, subject to the approval of the
Board of Directors, full medical, dental and disability income insurance.

         (b) Other. Such items and benefits as Employer shall, from time to time, consider necessary or appropriate to assist Employee in the performance of his duties.

         (c) Vacations. Employee shall be entitled (in addition to the usual public holidays) to a paid vacation for a period in each calendar year not exceeding four (4) weeks, to be taken at such times as may be approved by Employer.

         6. RELOCATION EXPENSE REIMBURSEMENT. Employer will reimburse Employee for the following expenses incurred by Employee prior to relocation to Denver, Colorado and in moving to Denver, Colorado:

         (a) Temporary Housing. Employer will provide a furnished apartment or other executive housing at a mutually agreed upon location in Denver through March 31, 2001;

         (b) Commute Expenses: Employer will pay for or reimburse Employee for the expense of weekly flights from Houston to Denver and return through March 31, 2001. Employer and Employee will work together to achieve the lowest airfares reasonably available.

         (c) House Sale: If Employee's Houston house is not sold by February 28, 2001, Employer will purchase Employee's Houston house at the price set by a mutually agreed upon appraiser. Employer will have the option of either purchasing such house and paying off the existing liens or paying to Employee the difference between the appraised value and the existing liens and making payments on such liens pending the sale of the house.

         (d) Moving Expenses: Employer will reimburse Employee for all reasonable and necessary out-of-pocket moving expenses incurred by Employee in relocating from Houston to Denver, including, but not limited to, sales commissions on the sale of Employee's Houston home,


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if not purchased by Employer, and up to two (2) trips by Employee's family to
Denver to search for housing.

         7. TERM. The term of this Agreement shall be for three (3) years, beginning from the effective date hereof and for year to year thereafter unless terminated by either party by written notice given no later than ninety (90) days' prior to the end of the primary term or any year of any extended term; provided, however, if Employer elects to terminate this Agreement at the end of the primary term or at the end of any year of any extender term and after a Change of Control, Employee shall be entitled to the payment due under Sec. 10 hereof.

         8. DISABILITY. In the event that Employee becomes Permanently Disabled (as hereafter defined) during the term of this Agreement and while engaged in the scope of his employment by Employer, Employee shall continue in the employ of Employer but his compensation hereunder shall be reduced to one-half (2) of the Base Salary then in effect, as set forth in Section 3(a) hereof, commencing upon the determination of Employee's Permanent Disability and continuing thereafter until the first to occur of (a) twelve (12) months or (b) the death of Employee or (c) the expiration of the term of this Agreement; and during such period of time, Employee shall not be entitled to payment of expenses or benefits specified in Section 5 hereof (except for reimbursement of expenses incurred by Employee prior to becoming Permanently Disabled), except that Employer shall continue to provide Employee with the insurance benefits specified in Section 5(a) hereof. In addition, any compensation payable to Employee by Employer shall be reduced by any amount which Employee is eligible to receive from workers compensation, social security or disability insurance provided by Employer. If Employee becomes Permanently Disabled while not engaged in the scope of his employment by Employer, such disability may be cause for termination for "Cause" under Section 10 hereof.


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         (a) Definition of Disability. For purposes of this Agreement, the terms
"Permanent Disability" or "Permanently Disabled" shall mean three (3) months of substantially continuous disability. Disability shall be deemed "substantially continuous" if, as a practical matter, Employee, by reason of his mental or physical health, is unable to sustain reasonably long periods of substantial performance of his duties. Frequent long illnesses, though different from the preceding illness and though separated by relatively short periods of performance, shall be deemed to be "substantially continuous". Disability shall be determined in good faith by the Board of Directors whose decision shall be final and binding upon Employee. Employee hereby consents to medical examinations by such physicians and medical consultants as Employer shall, from time to time, require.

         9. TERMINATION BY EMPLOYER WITHOUT CHANGE OF CONTROL. Employer shall have the right to terminate Employee's employment as hereinafter provided.

         (a) Termination by Employer for Cause. The Board of Directors shall have the right to terminate Employee's employment under this Agreement for Cause, in which event no compensation under Sections 3(a), (b) or 4 (as to the non-vested portions) shall be paid or other benefits furnished to Employee after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Employee.

                  (i) Definition of Cause. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to: (1) conviction of a crime constituting a felony under state or federal law; (2) determination by the Board of Directors that Employee has committed any material and intentional act of dishonesty against Employer; or (3) Employee becoming Permanently Disabled while not engaged in the scope of his employment by Employer.


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         (b) Termination by Employer without Cause. The Board of Directors shall have the right to terminate Employee's employment under this Agreement without Cause at any time, by giving written notice of termination to Employee. In such event, Employer will immediately pay to Employee an amount that is the greater of (i) the remaining unpaid Base Salary for the remaining term of this Agreement, or (ii) $250,000. Also, Employer will provide to Employee, for the period of one year following the date of termination, full benefits that Employee would otherwise be entitled to receive under Sec. 5(a). In addition, Employee will be, immediately upon the effective date of such termination, become fully vested in all options granted under Sec. 4 in which Employee has not vested as of the date of such termination.

         10. TERMINATION BY EMPLOYER AFTER CHANGE OF CONTROL. In the event the employment of Employee is terminated by Employer for any reason and at any time during the term of this Agreement following a Change of Control, Employer will immediately pay to Employee an amount that is the greater of (i) the remaining unpaid Base Salary for the remaining term of this Agreement; or (ii) $250,000. In addition, all unvested options shall be immediately vested and Employee shall receive full benefits, set forth in paragraph above, for the term of one (1) year following the date of such termination.

         11. CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean any of the following: (i) the issuance of shares of capital stock of Employer or the granting of options or other derivative securities representing on a combined basis more than 50% of the outstanding capital stock following such issuance and grant, or the issuance of shares of capital stock by Employer or the granting of options or other derivative securities to a person who, when added to shares acquired by such person in the market or from other stockholders of Employer, would result in such person owning more than 50% of the outstanding capital stock (assuming for this purpose,


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exercise of such options or other derivative securities) of Employer; (ii) the acquisition by any new or existing shareholder (the "Acquiring Shareholder") of enough shares of capital stock of Employer to cause such Acquiring Shareholder to hold more than 50% of the outstanding capital stock of Employer; or (iii) the sale or other disposition by Employer of substantially all of the assets of Employer. It is expressly agreed, however, that any transaction that occurs within one year of the effective date of this Agreement with Randy Smith, et al, or United States Exploration will not be considered a transaction or event that would cause a Change of Control under (i) or (ii) above.

         12. GENERAL PROVISIONS.

         (a) Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery, in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 12(a). Notices delivered personally shall be deemed communicated as of the actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

         If to Employee:

         Inland Resources Inc.
         410 17th Street, Suite 700
         Denver, Colorado  80202


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         If to  Employer:

         Board of Directors
         Inland Resources Inc.
         410 17th Street, Suite 700
         Denver, Colorado  80202

         (b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall, nevertheless, continue in full force without being impaired or invalidated in any way.

         (c) Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

         (d) Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         (e) Assignment. This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, successors and assigns.

         (f) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contain all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effected only if it is in writing signed by the party to be charged.

         IN WITNESS WHEREOF, the parties have executed this Agreement and made it effective on February 1, 2001.


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                                        EMPLOYER:

                                        INLAND RESOURCES INC.

                                        By: /s/ Bill I. Pennington
                                            -------------------------------
                                            Bill I. Pennington, President


                                        EMPLOYEE:

                                        /s/ Marc MacAluso
                                        -----------------------------------
                                        Marc MacAluso



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                                  SCHEDULE "A"
                          FINANCIAL PERFORMANCE TARGETS

A VOLUME OF PRODUCTION TO BE ESTABLISHED BY THE BOARD OF DIRECTORS AT THE NEXT REGULAR MEETING, AND EITHER:

         a. A MERGER OF EMPLOYER WITH ANOTHER COMPANY THAT IS ACCEPTABLE TO THE BOARD, OR

         b.       A PUBLIC OFFERING OF EMPLOYER'S COMMON STOCK



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